Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) of Hewlett-Packard Company pertaining to the Stonebraker Systems, Inc. 2005 Stock Plan of Vertica Systems, Inc. of our reports dated December 15, 2010, with respect to the consolidated financial statements and schedule of Hewlett-Packard Company and the effectiveness of Hewlett-Packard Company's internal control over financial reporting included in its Annual Report (Form 10-K) for the year ended October 31, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLC

San Jose, California
May 19, 2011